Exhibit 99.1

For Immediate Release

For more information:

Caroline Allen:

(617) 424-2460

Michael Durand:

(508) 441-5831

Evening and weekends:

(617) 541-7888

NSTAR to Sell District Energy Operations in Boston’s Longwood Medical Area

Boston-based Veolia Energy North America brings strong reputation in operating energy plants across the U.S.

(BOSTON – December 21, 2009)  NSTAR today announced that it is selling its wholly-owned subsidiary, Medical Area Total Energy Plant (MATEP), to a joint venture comprised of Veolia Energy North America, a Boston-based subsidiary of Veolia Environnement with significant district energy experience, and Morgan Stanley Infrastructure Partners.  MATEP provides heating, chilled water service and electricity to several hospitals, medical research and biotechnology centers and teaching institutions in the Longwood Medical Area of Boston.   The two companies have agreed to buy MATEP for approximately $320 million in cash, pending necessary regulatory approvals.  NSTAR will retire MATEP’s debt.

“We have a long history of providing great service to our MATEP customers, thanks to strategic investments in plant improvements and customer service enhancements,” said Tom May, NSTAR Chairman, President and CEO.  “The decision to sell MATEP is part of our determination to focus the future efforts of NSTAR on our core electric and gas delivery businesses and our growing electric transmission operations. We are pleased to have found an energy service provider who has an established reputation as an industry leader along with an existing local presence in the Boston area.”

Once the acquisition has been approved, Veolia Energy, which has a minority ownership interest in the joint venture, will assume responsibility for MATEP operations.  Veolia Energy North America operates the largest portfolio of district energy (heating, cooling and cogeneration) networks in the United States, with systems in the central business districts of 14 cities across the country, including Boston and Cambridge. They currently provide service to several Boston medical institutions, including Mass General Hospital, Boston Medical Center, Tufts New England Medical Center, and Biogen.

MATEP’s principal asset is a cogeneration plant that produces electricity, steam and chilled water, and a distribution system that delivers these products to its customers. MATEP has approximately 75 employees.

The sale is expected to close in the first quarter or early part of the second quarter of 2010, subject to receipt of various regulatory approvals.  Proceeds from the transaction are anticipated to be used to reduce NSTAR’s capitalization.  Goldman Sachs acted as financial advisors and Ropes & Gray acted as legal counsel to NSTAR on the sale.  Morgan Stanley acted as financial advisors and Davis Polk Wardwell acted as legal counsel to the Morgan Stanley/Veolia Energy North America joint venture.

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About NSTAR:

NSTAR is the largest Massachusetts-based, investor-owned electric and gas utility.  The company transmits and delivers electricity and natural gas to 1.4 million customers in Eastern and Central Massachusetts, including more than one million electric customers in 81 communities and 300,000 gas customers in 51 communities.  For more information, visit www.nstar.com.

About MSIP:

Morgan Stanley Infrastructure Partners is managed by Morgan Stanley Infrastructure, a global investment platform that focuses on long-term investments associated with providing essential public goods and services to societies across the globe.  With offices in North America, Europe and Asia, Morgan Stanley Infrastructure is part of the Merchant Banking Division within Morgan Stanley Investment Management. Morgan Stanley Investment Management has $386 billion in assets under management as of September 30, 2009.  For further information about Morgan Stanley Infrastructure, please visit www.morganstanley.com/infrastructure.

About Veolia Energy North America:

A subsidiary of Veolia Environnement, the world’s leading environmental services company, Veolia Energy focuses on controlling energy costs and reducing carbon footprints through energy-efficient, custom solutions.  Solutions encompass the production and distribution of highly-reliable thermal energy; on-site operation of customers’ complex equipment to enhance the technical, economic and environmental performance; combined heat and power generation (cogeneration); and the introduction of renewable fuels into the energy mix where it is viable.  Veolia Energy North America serves customers throughout the Continental USA, with a national reach and capability, and owns and operates the largest portfolio of district energy (heating, cooling and cogeneration) networks in the United States.  With approximately 335,000 employees globally, Veolia Environnement reported revenue of $50 billion in 2008.  For more information, visit: www.veoliaenergyna.com

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